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                                                                     EXHIBIT 4.2


                      SECOND AMENDMENT TO RIGHTS AGREEMENT

         Second Amendment (this "Amendment") dated as of April 28, 2000 to the Rights Agreement dated as of August 19, 1997, between Cameron Ashley Building Products, Inc., a Georgia corporation (the "Company") and SunTrust Bank, Atlanta, as Rights Agent (as amended, the "Rights Agreement").

         WHEREAS, the Company previously entered into that certain Agreement and Plan of Merger dated as of January 17, 2000 (as amended from time to time, the "CBP Merger Agreement") among CBP Holdings, Inc., a Georgia corporation ("CBP Holdings"), CBP Acquisition Corp., a Georgia corporation and a wholly owned subsidiary of CBP Holdings ("CBP Acquisition Corp."), and the Company;

         WHEREAS, in connection with the CBP Merger Agreement, a First Amendment to Rights Agreement (the "First Amendment") was entered into between the Company and the Rights Agent;

         WHEREAS, the Company has this date terminated the CBP Merger Agreement and entered into that certain Agreement and Plan of Merger dated as of the date hereof (as amended from time to time, the "Guardian Merger Agreement") among Guardian Fiberglass, Inc., a Delaware corporation ("Guardian"), CAB Merger Corp., a Georgia corporation and wholly owned subsidiary of Guardian ("CAB Merger Corp."), and the Company;

         WHEREAS, the Board of Directors of the Company believes that it is in the best interests of the Company and its shareholders that the transactions contemplated by the Guardian Merger Agreement be consummated on the terms set forth in the Guardian Merger Agreement;

         WHEREAS, the Board of Directors of the Company desires to amend the Rights Agreement such that (a) the First Amendment shall be null and void and superseded by this Second Amendment and (b) the execution of the Guardian Merger Agreement and the consummation of the transactions contemplated thereby will not cause (i) Guardian, CAB Merger Corp. or their respective Affiliates or Associates to become an Acquiring Person or (ii) a Distribution Date or a Stock Acquisition Date to occur, irrespective of the number of securities owned by them collectively or acquired pursuant to the Merger Agreement or the Tender and Option Agreement as defined in the Merger Agreement (the" Tender Agreement"); and

         WHEREAS, Section 27 of the Rights Agreement authorizes the Board of Directors of the Company and the Rights Agent to adopt this Amendment without the approval of the Company's shareholders.

         NOW, THEREFORE, in consideration of the recitals (which are deemed to be a part of this Amendment) and agreements contained herein, the parties hereto agree to amend the Rights Agreement as follows:


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         SECTION 1. AMENDMENT TO RIGHTS AGREEMENT. The Rights Agreement is
hereby amended as follows:

         (a) The definition of "Acquiring Person" set forth in Section 1(a) is hereby modified by and amended by adding the following sentence at the end thereof:

             Notwithstanding any provision of this Agreement to the contrary, neither the (i) execution and delivery of the Agreement and Plan of Merger dated as of April 28, 2000 among Guardian Fiberglass, Inc. ("Guardian"), CAB Merger Corp. ("CAB Merger Corp.") and the Company (the "Merger Agreement'), (ii) the execution and delivery of the Tender Agreement, (iii) any agreement of Guardian, CAB Merger Corp. and their Affiliates and Associates to act together in connection therewith nor (iv) the consummation of the transactions contemplated thereby shall be deemed to cause Guardian, CAB Merger Corp. or their Affiliates or Associates to be an Acquiring Person.

         (b) The definition of "Exempt Person" set forth in Section 1(t) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

             (t) "Exempt Person" shall mean any of the following: (i) CGW Southeast Partners I, L.P., a Georgia limited partnership ("CGW"); or (ii) Guardian Fiberglass, Inc., a Delaware corporation ("Guardian"); CAB Merger Corp., a Georgia corporation and a wholly owned subsidiary of Guardian ("CAB Merger Corp."); or any Affiliate or Associate of Guardian or CAB Merger Corp.

         (c) The definition of "Stock Acquisition Date" set forth in Section 1(mm) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:

             Notwithstanding any provision of this Agreement to the contrary, neither (i) the execution and delivery of the Merger Agreement or the Tender Agreement, (ii) the agreement of Guardian and its Affiliates and Associates to act together in connection therewith, nor (iii) the consummation of the transactions contemplated thereby shall be deemed to cause a Stock Acquisition Date.

         (d) Section 3(a) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:

             Notwithstanding any provision of this Agreement to the contrary, neither (i) the execution and delivery of the Merger Agreement or the Tender Agreement, the agreement of Guardian and its Affiliates and Associates to act together in connection therewith,


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             nor the consummation of the transactions contemplated thereby shall be deemed to cause a Distribution Date.

         (e) Section 7(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

             (a) EXERCISE. Subject to Section 7(e) (Exercise of Rights; Purchase Price; Expiration Date of Rights - Termination of Acquiring Person's Rights), the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein, including, without limitation, the restrictions on exercisability set forth in Section 9(c) (Reservation and Availability of Capital Stock - Registration under the Act),
             Section 11(a)(iii) (Adjustment of Purchase Price; Number and Kind of Shares or Number of Rights - Certain Adjustments), Section 23(a) (Redemption and Termination - Redemption), and Section 24(b) (Exchange - Effect of Exchange; Procedure)) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one ten-thousandths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable and an amount equal to any applicable transfer tax, at or prior to the earliest of (i) the Final Expiration Date, (ii) the Redemption Date, (iii) the expiration of the Rights pursuant to Section 13(d) (Consolidation, Merger or Sale or Transfer of Assets or Earning Power - Exceptions) or (iv) the time immediately prior to the first acquisition of shares of Common Stock pursuant to the Merger Agreement (the earliest of (i), (ii), (iii) and (iv) being herein referred to as the "Expiration Date"). The payment of the Purchase Price and the applicable transfer tax, if any (as such amount may be reduced pursuant to Section 11(a)(iii) (Adjustment of Purchase Price; Number and Kind of Shares or Number of Rights - Certain Adjustments)), may be made (x) in cash, (y) by certified check, cashier's check or money order payable to the order of the Company, or (z) by delivery of a certificate or certificates (with appropriate stock powers executed in blank attached thereto) evidencing a number of shares of Common Stock equal to the then Purchase Price divided by the closing price (as determined pursuant to Section 11(d) (Adjustment of Purchase Price; Number and Kind of Shares or Number of Rights - Current Market Price) per share of Common Stock on the Trading Day immediately


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             preceding the date of such exercise. In the event that the Company is obligated to issue other securities (including Common Stock) of the Company, pay cash and/or distribute other property pursuant to
             Section 11(a) the Company will make all arrangements necessary so that such other securities, cash and/or other property are available for distribution by the Rights Agent, if and when appropriate. The Company reserves the right to require prior to the occurrence of a Triggering Event that upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Preferred Stock would be issued.

         (f) Section 30 of the Rights Agreement is hereby modified and amended to add the following sentence at the end thereof:

             Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with any transactions contemplated by the Merger Agreement or the Tender Agreement.

         (g) The First Amendment is hereby revoked in its entirety.

SECTION 2. MISCELLANEOUS

         (a) Capitalized terms used and not otherwise defined herein shall have the meaning assigned to such terms in the Rights Agreement.

         (b) The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby and without regard to the First Amendment.

         (c) This Amendment shall be effective as of the time immediately prior to the execution and delivery of the Merger Agreement, and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         (d) If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the other terms, provisions, covenants and restrictions of this Amendment, and of the Rights Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         (e) In all respects not inconsistent with this Amendment, the Rights Agreement is hereby ratified, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all of the privileges and immunities afforded to the Rights Agent under the Rights Agreement.

         (f) This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.


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         (g) This Amendment shall be deemed to be a contract made under the laws of the State of Georgia and for all purposes shall be governed by and construed in accordance with the laws of the State of Georgia applicable to contracts to be made and performed entirely within the State of Georgia.

         IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

                                               CAMERON ASHLEY BUILDING
Attest:                                        PRODUCTS, INC.


By:    /s/ JOHN S. DAVIS                       By:   /s/ WALTER J. MURATORI
     ------------------------------------         ---------------------------------
Name:       John S. Davis                      Name:      Walter J. Muratori
Title:      Vice President - General                      President
            Counsel and Secretary



                                               SUNTRUST BANK, ATLANTA,
Attest:                                        as Rights Agent:


By:    /s/ SANDRA BENEFIELD                    By:   /s/ SUE HAMPTON
     ------------------------------------         ---------------------------------
Name:       Sandra Benefield                   Name:      Sue Hampton
      -----------------------------------            ------------------------------
Title:      Assistant Vice President           Title:     Assistant Vice President
      -----------------------------------            ------------------------------


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